Exhibit 1A-2A.06

CERTWXCATE OJ! AMENDMEN'J.' TO Tl-0:, CERTIFICATE Oli' INCORPORATION OF VlTAL PllODUCTS, Vital P1oducts, Inc. filed a Certificate of Incorporation with the Secretary of State of Delaware on May 27, 2005, a Certificate of Designation. on April 20, 2009, a Certificate of Amendme�t to the Certificate of lncorpo.i:ation on Mc0121, 2009, a Certificate of Amendment to the Certificate ofToc-0rporation on Febniary 18, 2010, a Certificate of Ameodment to the Cenificate of lncorpotatipn, as am.ended, OJJ July 30, 2010, a Certlfi�e of Coi:rection to the Certlficau, oflllcotporation, as amended, on August 20, 20l0, a Certificate Qf Amendment to the Certificate of Incorporation, as amended, on February 24, 2012 aod an An:leoded Certificate of Desi&nation on Dooember 13, 2016. Following js mi amendment to the Ce.ttificate of lucorporation, as amended: It is hereby certified that: t. The name ofthe corporation (the "Corporation'') is Vital Producw, Inc. 2. The Certificate ofI.nCQrporation ls hereby .amended by replacing Article fOUllm to read; uFOURTH: Th.e total nw:nber of shares of stOck which tbt.l corporoti.on shall have authority to issu.e ls: ooe blllio.o. aod one million (1,001,000,000) shares, conslstiJ'!g of a class of one billion (1,000,000,000) shares o{ Common. Stock, _par value of$0.0001 per share end a class of one millIon. (1,000,000) shares of Prefened Stock, pat value of$0,01 po.rs.bare. Toe .Preferred Stock authorized by this Certificate ofltlcorporation shall be issued in series. The Board of Directors is authorized at any time, and from tim,e to time, to provide for the issuance of sbnres of Preferred Stock in. one or UlOre series. The Boord of D,Jrectors s]}a.ll have the authority to determine the nurnber of sha,re.,; mat win comprise each serle$. For each oories, the Board of D�f(lctors shall determine, by resolution or resolutions adopted prior to the issuance of any Sbare thereof, the desiguations, powers, pteference.s, Unutatlo.os and i:elative or other rights thereo� lnclu.djng but not Jimlted to the foJlowing relative rights and preferences. as to wltlob there may be variations among different .rerles: {a) The rate and manner ofpay,nent ofdividends, ifany; (b) Whether shares may be redeemed and, 1fSb, the 1'¢demptio.n price am;J the terms and COt1.ditiou.a of redemption: (c) 'fb_e amount payable fur shares m. the event ofliquidati.011, dissolution or otber winding up oftbe Cc,rporadon; (d) Sinldng fund provisions, ifany, for the redemptiou or purchase ofshar:es; (e) Theterro, and COJ).dit)ons, ifany, on which s.bares may be converted or excbanged; (f} Voting rights, if any;aod (f) My other rights and preferences of such shares, to the full extent now or hereafter permitted by the General Corporatton Law ofthe State ofDelaware. Upon the Ce(tificate of Amendment m the Certi6c.ite of lncotporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the ''Effective Date"), evetY five thousand i.ssue<l and outstanding shares of the Corpor11tion will be combioed into and nutomatically beootue one outstanding State of Delaware S�l'eta,�· of Strile ----------------------....---------- SR 20t72360153 • File�umber 3976941 ,,,, sbare of CoromoQ Stoetc ofthe Corp013tion and tbe autb.orized.sbnres of the CoJl)Orstion sJ1al1 remaio as set forth lu thJs Certlfi.ca� of Incorporation. No fractional share shall be issued in connection wltb the foregoing gtock split all SJ\ares of Common Stock so split ibat are held by e St1Jck11older will be aggregated subsequent to the foregoing split and each fractiollllJ share resultibg from Stieb aggregatlon of eac:.b series held by a stockholder will be rounded to the nearest whole shflre. Shares Qf Common Stock that were outstanding prior to tbe Eff�tive Date 8lld that are .not ourstandi:Dg after the Effective Date shall restrme th� Shltus of authori� but unissued shares of CoU\ll'lon Stock." 3. Pursuant to a resolution of tts Board of Directors, a w.ritten, consent of a majorizy of stockhoJden. was ob�ed in accordance with Delaware Oenetal Corporation Law pursuant to which a total of 915,435,859 votes, constituting S3¾ oftbe total votes entitled to be cast on the action wete voted 1n favor ofth.e Amendment. 4. Th.is Certificate of Amendment ofthe Certificate oflncorpora.tton was duly adopted m accordance with the provisio,ru; ofSection 242 of the General Corporation Law of1he StateofDelaw�.rc. 5. Jn accotdance with Section J03(d) oftbe General Corporation Law of the State of Delaware� tbb Certificate of Amendment shall be effective on May t, 2017. Signed this 7c:h day ofApril,, 2017. VITA.L PRODUCTS. INC. es McKi.oAey Secretary► ChiefExecutive Offlcci: an